Exhibit 10.3

Amendment No. 2 of the
BankFinancial Corporation

Employment Agreement

This “Amendment No. 2 of the BankFinancial Corporation Employment Agreement (the “Amendment”) is dated and made effective as of July __, 2017, and amends the Employment Agreement between BankFinancial Corporation (the “Company”) and James J. Brennan (“Executive”) dated as of October 20, 2008, as amended by “Amendment No. 1 of the BankFinancial Corporation Employment Agreement” dated as of December 31, 2012, and as otherwise amended or extended from time to time.
1.All capitalized terms in this Amendment that are not separately defined in this Amendment shall have the meanings provided in the Employment Agreement.
2.All references in the Employment Agreement to “BankFinancial, F.S.B.” are hereby deleted and replaced with the name “BankFinancial, National Association.”
3.Section 1(a) of the Employment Agreement is hereby deleted and replaced with the following new Section 1(a):
“(a)    Position. During the period of employment established by Section 2(a) of this Agreement (the “Employment Period”), Executive agrees to serve, if appointed to serve, as the General Counsel, Secretary and the Executive Vice President of the Corporate Affairs Division of the Company and its subsidiaries on a Full-Time Basis. For the purposes of this Agreement, “Full-Time Basis” means on average, per month, at least thirty (30) combined on-site and off-site hours per week, or at least one hundred and thirty (130) combined on-side and off-site hours in a calendar month.” All references to in this Agreement to “full-time” shall mean on a Full-Time Basis.
4.The Term of the Employment as set forth in Section 2(a) of the Employment Agreement is extended to May 31, 2020.
5.The phrase “On or before each anniversary of the Effective Date during the Employment Period (each an “Anniversary Date”),” appearing at the beginning of the second sentence of Section 2(a) of the Employment Agreement is hereby deleted in its entirety, and the lower case “t” in the word “the” that appears immediately after such phrase is replaced with an upper case “T.”
6.The first sentence of Section 2(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new first sentence of Section 2(b):
“The Board or the Board’s Human Resources Committee (the “Human Resources Committee”) shall review this Agreement and the compensation arrangements provided for herein at least annually on or before May 31st of each year during the Employment Period, or as soon as reasonably practicable thereafter.”
7.The phrase “and not later than forty-five (45) days, after each applicable Anniversary Date,” appearing in the fourth sentence of Section 2(b) of the Employment Agreement is hereby deleted in its entirety.
8.The first sentence of Section 3(f) of the Employment Agreement is hereby deleted and replaced with the following new first sentence of Section 3(f):
“Subject to any reductions consented to by Executive in writing, Executive shall be entitled to receive not less than 176 hours of paid time off (“PTO”) per calendar year during the Employment Period in accordance with the PTO policies of the Bank as then applicable to senior executive officers of the Bank.”
9.Section 3(g) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 3(g):
“(g)    Other Benefits. The Bank shall provide Executive with all other benefits that are now or hereafter provided uniformly to non-probationary full-time employees of the Bank during the Employment Period, including, without limitation, benefits under any health, dental and vision insurance plans (collectively, the “Core Plans”) that are now or hereafter maintained by the Bank, and under any Section 125 Cafeteria Plan, any disability and life insurance plan, and any 401(k) plan (the “401(k) Plan”) that is now or hereafter sponsored by the Bank, in each case subject to the Bank’s policies concerning employee payments and contributions under such plans. The Bank shall not make any changes to any Core Plan that would materially and adversely affect Executive’s rights or benefits under such plan unless such changes are made applicable to all non-probationary full-time employees of the Bank on a non-discriminatory basis. Nothing paid to Executive under any Core Plan or any 401(k) Plan shall be deemed to be in lieu of any other compensation that Executive is entitled to receive under this Agreement.”
10.Section 3(k) of the Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 3(k):
“(k) Limit on Perquisites. Notwithstanding the foregoing or anything to the contrary in this Agreement, the amounts payable to Executive pursuant to Section 3(d) and 3(j) of this Agreement shall not in the aggregate exceed ten percent (10%) of the cash compensation (defined as payments under Sections 3(a), 3(b) and 3(c), including the value of annual incentive compensation or bonuses to the extent paid in equity awards under the Company’s 2006 Equity Incentive Plan, as amended from time to time (the “2006 EIP”)) paid to Executive during such year, and the amounts payable to Executive pursuant to Section 3(j) of this Agreement in a given year shall not exceed $9,600.”
11.Subsection (v) of Section 5(b) of the Employment Agreement is hereby deleted and replaced with the following new Subsection (v) of Section 5(b):
“(v) except for reductions to which Executive has consented in writing, a reduction in Executive’s Base Salary or a material reduction in the benefits to which Executive is entitled to receive under Section 3(d) through Section 3(j) of this Agreement;”
12.The following language is added as a new last sentence to Section 6(c) of the Employment Agreement:
“Notwithstanding anything to the contrary in this Agreement, the term “Compensation” as used in the definition of “Average Annual Compensation” shall not include any income recognized by Executive based on Executive’s receipt or exercise of any equity awards made to Executive under the 2006 EIP, including the “exchange” and “replacement” stock option awards made to Executive in 2015 under the 2006 EIP.”
13.Section 6(g) of the Employment Agreement is hereby deleted in its entirety and replaced with the words “[Intentionally Omitted].”
14.The instructions for giving notices to the Company set forth in the fourth sentence of Section 7 of the Employment Agreement are hereby deleted and replaced in their entirety with the following:
“Notices to the Company shall be addressed and delivered to the Company’s corporate offices in Burr Ridge, Illinois or any successor location, to the attention of the Chairman of the Human Resources Committee of the Board of Directors, with copies of the notice concurrently delivered to the Chief Executive Officer of the Company and the Executive Vice President of the Human Resources Division of the Company.”
Except as stated above, Section 7 of the Employment Agreement is not changed and shall remain as currently written.
15.The words “12 C.F.R. §545.121 and any rules and regulations promulgated thereunder” appearing in Section 14(b) of the Employment Agreement are hereby deleted and replaced with the words “12 C.F.R. Part 359.”
Except as stated above, Section 14 of the Employment Agreement is not changed and shall remain as currently written.

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BANKFINANCIAL CORPORATION

By:    ___________________________________
______________________
______________________

EXECUTIVE

__________________________________________
______________________